Filed Pursuant to

SEC Rule 424(b)(3)
Registration No. 333-122229

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT

DATED DECEMBER 19, 2005 TO PROSPECTUS DATED DECEMBER 13, 2005

      On the cover page of the Prospectus, the first sentence of the first paragraph under the heading “The Offering” should be deleted and replaced with the following text:

      Quadriga Superfund, L.P. is offering two separate series of limited partnership units, designated Series A and Series B, in an aggregate offering amount of up to $85,630,834 for both Series A and Series B together.

      On Page 100 of the Prospectus, the third line of the heading should be deleted and replaced with the following text:

      $85,630,834 UNITS OF LIMITED PARTNERSHIP INTEREST

NOVEMBER 2005 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	November 2005	Year to Date	11/30/05	11/30/05

Series A	8.81%	(9.18)%	$58,531,087	$1,332.00

Series B	12.93%	(11.86)%	$40,534,339	$1,525.00

*	All performance is reported net of fees and expenses

Fund results for November 2005:

      Major world stock indices posted solid gains in November, shrugging off sluggish October results, which resulted in a major gain from the long positions in this sector that had been entered into by Quadriga Superfund L.P. (“the Fund”).

      A combined long/short strategy in the currencies sector generated a profit for the Fund.

      Despite the Fed’s dialogue, continuing inflation concerns in the precious metals and impressive industrial demand in the base metals spurred both sectors to multi-year highs. As a result, long positions in the metals sector were positive contributors to the Fund’s performance for this month.

      Other market sectors did not reveal significant trends and didn’t have any major influence on the Fund’s performance this month.

      For the month of November 2005, Series A gained 8.81% and Series B gained 12.93%, net of all fees and expenses.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A

NOVEMBER 2005 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended November 30, 2005)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$133,690

EXPENSES

Management fee	90,765

Organization and offering expenses	49,063

Operating and other expenses	209,080

Incentive fee	—

Brokerage commissions	143,041

Total expenses	491,949

NET INVESTMENT LOSS	(358,259)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS

Net realized gain on futures and forward contracts	5,419,634

Net change in unrealized appreciation or Depreciation on futures and forward contracts	(320,181)

NET GAIN ON INVESTMENTS	5,099,453

NET INCREASE IN NET ASSETS FROM OPERATIONS	$4,741,194

STATEMENT OF CHANGE IN NET ASSET VALUE

November 30, 2005

NET ASSETS, beginning of period	$51,473,538

NET INCREASE IN NET ASSETS FROM OPERATIONS	4,741,194
CAPITAL SHARE TRANSACTIONS

Issuance of shares	3,504,700

Redemption of shares	(1,188,345)

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	2,316,355

NET INCREASE IN NET ASSETS	7,057,549

NET ASSETS, end of period	$58,531,087

NAV PER UNIT, end of period	$1,332.00

QUADRIGA SUPERFUND, L.P. — SERIES B

NOVEMBER 2005 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended November 30, 2005)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$91,568

EXPENSES

Management fee	62,857

Organization and offering expenses	33,977

Operating and other expenses	146,405

Incentive fee	—

Brokerage commissions	146,747

Total expenses	389,986

NET INVESTMENT LOSS	(298,418)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS

Net realized gain on futures and forward contracts	5,613,402

Net change in unrealized appreciation or Depreciation on futures and forward contracts	(672,413)

NET GAIN ON INVESTMENTS	4,940,989

NET INCREASE IN NET ASSETS FROM OPERATIONS	$4,642,571

STATEMENT OF CHANGE IN NET ASSET VALUE

November 30, 2005

NET ASSETS, beginning of period	$36,475,696

NET INCREASE IN NET ASSETS FROM OPERATIONS	4,642,571
CAPITAL SHARE TRANSACTIONS

Issuance of shares	189,200

Redemption of shares	(773,128)

NET DECREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(583,928)

NET INCREASE IN NET ASSETS	4,058,643

NET ASSETS, end of period	$40,534,339

NAV PER UNIT, end of period	$1,525.00

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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